SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K/A of Eco Energy Pumps Inc., of our report dated April 9, 2010 on our audit of the financial statements of Eco Energy Pumps Inc. as of October 31, 2009, and the related statements of operations, stockholders’ equity and cash flows for the year ended October 31, 2009 and since inception on October 14, 2008 through October 31, 2009, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

July 14, 2010

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351